UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2016

Whiting Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-31899	20-0098515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Broadway, Suite 2300, Denver, Colorado 80290-2300

(Address of principal executive offices, including ZIP code)

(303) 837-1661

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On December 9, 2016, Whiting Petroleum Corporation (the “Company”) gave notice to mandatorily convert $716.8 million of outstanding mandatory convertible notes into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) on December 19, 2016 (the “Conversions”). Prior to such notice, holders of $4.2 million of outstanding mandatory convertible notes had voluntarily converted such notes into shares of Common Stock. As a result, the Company will have issued approximately 77.6 million shares of Common Stock to retire all of the $721.0 million of mandatory convertible senior notes and mandatory convertible senior subordinated notes identified in the chart below (the “Convertible Notes”).

The following table sets forth the aggregate principal amount of each series of Convertible Notes that have been or will be converted into shares of Common Stock.

Title	Principal Amount
(in thousands)
6.50% Mandatory Convertible Senior Subordinated Notes due 2018	$5,975
5.00% Mandatory Convertible Senior Notes due 2019	$4,651
1.25% Mandatory Convertible Senior Notes due 2020	$467,789
5.75% Mandatory Convertible Senior Notes due 2021	$125,218
6.25% Mandatory Convertible Senior Notes due 2023	$117,333

Total	$720,966

Pursuant to the terms of the convertible notes, holders of the Convertible Notes will also receive accrued and unpaid interest to the conversion date.

The Company issued the shares of Common Stock pursuant to the Conversions in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITING PETROLEUM CORPORATION

Date: December 9, 2016	By:	/s/ James J. Volker
James J. Volker
Chairman, President and
Chief Executive Officer